Exhibit 10.5
ANTHROPIC, PBC
EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement (this “Agreement”) is made and entered into by and between ______________________ (“Executive”) and Anthropic, PBC (the “Company”), effective as of ______________________ (“Effective Date”).
RECITALS
1.The Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to provide certain payments and benefits in connection with certain terminations of Executive’s employment with the Company.
2.Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.
2.Rights Upon Termination. Except as expressly provided in Section 3, upon the termination of Executive’s employment, Executive shall only be entitled to: (i) all earned but unpaid salary or other earned but unpaid compensation or wages, (ii) any unreimbursed business expenses incurred by Executive on or before the termination date and which are reimbursable under the Company’s business expense reimbursement policies and applicable law, which shall be paid to Executive promptly following Executive’s submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, and (iii) such other compensation or benefits due to Executive under any Company-provided retirement, health or equity plans, policies, and arrangements or as otherwise required by law (collectively, the “Accrued Benefits”).
3.Severance Benefits.
(a)Termination without Cause or Resignation for Good Reason. If either (i) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause, or (ii) Executive resigns Executive’s employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason, then, subject to Section 4 below, Executive shall receive the severance payments and benefits set forth below from the Company.
(i)Base Salary Severance. Executive shall receive a base salary severance payment in an amount equal to [______________] of base salary at Executive’s Base Salary Rate. The base salary severance payment shall be paid to Executive in a single lump-sum cash payment within thirty (30) days following the date the Release becomes effective; provided that, and solely if necessary to avoid adverse tax consequences under Code Section 409A, if the period during which the Release may be executed and become effective spans two calendar years, such payment shall not be made until the second such calendar year (the “Payment Contingency”).
(ii)Benefits Severance. Executive shall receive a benefits severance payment in an amount equal to twelve (12) months of the monthly premiums that would be due for continuation coverage under COBRA if Executive were to elect COBRA continuation coverage for Executive and Executive’s eligible dependents (based on the coverage levels in effect immediately prior to Executive’s termination or resignation and based on the premium amount that would be due for the first month of COBRA coverage if Executive were to elect such COBRA continuation coverage). The benefits severance payment shall be paid to Executive in a single lump sum cash payment within thirty (30) days following the date the Release becomes effective (subject to the Payment Contingency) and shall be made, subject to all applicable taxes and required withholdings, and regardless of whether Executive elects COBRA continuation coverage.
(iii)Equity Awards. The vesting of Executive’s outstanding Equity Awards that are subject to time-based vesting shall accelerate such that an additional number of shares subject to such Equity Awards equal to the total shares that would have vested had Executive’s employment continued for twelve (12) months after the date of Executive’s termination shall vest immediately upon Executive’s termination of employment, subject to Executive’s satisfaction of the conditions set forth in Section 4 below. All Equity Awards outstanding as of the Effective Date, and the Equity Award Agreements evidencing or otherwise governing such Equity Awards, shall be deemed amended as of the Effective Date to reflect the vesting acceleration set forth herein, as applicable. All Equity Awards shall otherwise remain subject to the terms and conditions applicable to the Equity Awards pursuant to any applicable Company stock plan and Equity Award agreements (together, as amended to reflect the terms set forth herein, the “Equity Award Documents”). The terms of this Agreement shall prevail with respect to any conflict between this Agreement and the Equity Award Documents, except and solely to the extent expressly modified in a writing signed by the Company and Executive which refers to the conflicting term of this Agreement.
(b)Resignation; Termination for Cause. If Executive’s employment with the Company is terminated at any time (i) by Executive other than for Good Reason, or (ii) for Cause by the Company, then Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement except for the Accrued Benefits.
(c)Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability where Executive is no longer willing or able to continue performing services for the Company, or Executive’s employment terminates due to Executive’s death, then Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement except for the Accrued Benefits.
4.Conditions to Receipt of Severance.
(a)Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 3 shall be subject to Executive signing and not revoking a general release of claims in customary form to be provided by the Company (which release shall exclude claims relating to indemnification and advancement related to indemnification, insurance policies, among other customary exceptions), and such release becoming effective and irrevocable no later than the Release Deadline (the “Release”). No severance or other benefits shall be paid or provided pursuant to this Agreement until the release becomes effective and irrevocable. If the release does not become effective and irrevocable by the Release Deadline, Executive shall forfeit all rights to severance payments and benefits under this Agreement.
(b)Confidential Information Agreement and Other Requirements. Executive’s receipt of any payments or benefits under Section 3 shall be subject to Executive continuing to comply with the terms of the Confidential Information and Invention Assignment Agreement entered into by and between Executive and the Company (the “Confidentiality Agreement”), which Executive acknowledges and agrees shall remain in full force and effect.
(c)Code Section 409A. For purposes of Section 409A, each payment that is paid pursuant to this Agreement is hereby designated as a separate payment.  Further (i) no severance or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or benefits, are considered deferred compensation under Section 409A, shall be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A, (ii) no severance or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) shall be paid or otherwise provided until Executive has had an “involuntary separation from service” within the meaning of Section 409A, and (iii) in the case of Section 409A, including subsections (i) and (ii) set forth herein, any reference in this Agreement to “termination” or “termination of employment” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. The parties intend that all payments and benefits provided or to be provided under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits shall be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply or be so exempt (and, for the avoidance of doubt, any payments made under Section 3 of this Agreement shall be paid on or before the fifteenth (15th) day of the third (3rd) month following the end of Executive’s first tax year in which Executive’s termination occurs or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which Executive’s termination occurs (such applicable date, the “Short-Term Deferral Payment Date”)).  The Company and Executive agree to work together in good faith to consider amendments to this Agreement, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A before payments or benefits are provided to Executive.  Any severance payments or benefits made in connection with Executive’s termination under this Agreement and provided on or before the Short-Term Deferral Payment Date shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional payments or benefits provided in connection with Executive’s termination under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it shall in any event be provided no later than the last day of Executive’s second (2nd) taxable year following the taxable year in which Executive’s termination occurs).  Notwithstanding the foregoing, if any of the payments or benefits provided in connection with Executive’s termination do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and Executive is, at the time of Executive’s termination, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such payment or benefit shall not be provided until the first regularly scheduled payroll date that occurs on or after the date six (6) months and one (1) day following Executive’s termination and, on such date (or, if earlier, another date that occurs as soon as practicable after Executive’s death), Executive shall receive all payments and benefits that would have been provided during such period in a single lump sum, if applicable. In addition, notwithstanding any other provision herein to the contrary, to the extent that any reimbursements or in-kind benefits under this Agreement or otherwise constitute non-exempt “nonqualified deferred compensation” within the meaning of Section 409A, then any such reimbursements and/or benefits (A) shall be made or provided promptly but no later than December 31st of the calendar year following the year in which the expense was incurred by Executive, (B) shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, and (C) shall not be subject to liquidation or exchange for another benefit. In addition, notwithstanding anything to the contrary in Section 3(a)(iii) above, to the extent that any Equity Award constitutes “nonqualified deferred compensation” within the meaning of Section 409A, (A) the acceleration of vesting pursuant to Section 3(a)(iii) shall not accelerate the time or schedule of any payment or settlement of such Equity Award to the extent such acceleration would result in the imposition of additional taxes or penalties under Section 409A, and (B) the payment or settlement of any such Equity Award shall be made at the time and in the manner specified in the applicable Equity Award Documents or, if earlier payment or settlement is not permitted under Section 409A, at the earliest time permitted under Section 409A that does not result in the imposition of additional taxes or penalties thereunder (including, if applicable, subject to the six (6) month delay for specified employees set forth in this Section 4(c)).
5.Limitation on Payments. In the event that the severance benefits provided for in this Agreement and/or other payments and benefits otherwise provided to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3, and/or the other payments and benefits otherwise provided to Executive, shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits and other payments and benefits, notwithstanding that all or some portion of such severance benefits and other payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants or other firm selected by the Company (the “Firm”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction made pursuant to this Section 5 shall be made in a manner that preserves the maximum economic value to Executive, provided with the following order of priority if economic value is otherwise the same: (A) stock options whose exercise price exceeds the fair market value of the optioned stock (i.e., “underwater options”), (B) Full Credit Payments (as defined below) that are payable in cash, (C) non-cash Full Credit Payments that are taxable, (D) non-cash Full Credit Payments that are not taxable, (E) Partial Credit Payments (as defined below), and (F) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax shall be the first payment or benefit to be reduced (with reductions made pro rata in the event payments or benefits are owed at the same time). Notwithstanding the foregoing reduction ordering, to the extent that any payment or benefit constitutes “nonqualified deferred compensation” within the meaning of Section 409A, any reduction of such payment or benefit shall be made in a manner that complies with Section 409A

(including, without limitation, Section 409A(a)(4) of the Code and Treasury Regulation Section 1.409A-3(j)(4)(v)(C)), and in no event shall any reduction be applied in a manner that would change the time or form of any payment in a way that would result in the imposition of additional taxes or penalties under Section 409A. To the extent that the foregoing reduction ordering would result in a violation of Section 409A, the reduction ordering shall be modified to the minimum extent necessary to comply with Section 409A while preserving the maximum economic value to Executive.
6.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)“Base Salary Rate” means Executive’s base salary rate as in effect immediately prior to the date of Executive’s termination of employment (provided, if Executive resigns as a result of Section 6(g)(ii), “Base Salary Rate” shall mean Executive’s base salary rate as in effect immediately prior to the reduction triggering Section 6(g)(ii)).
(b)“Cause” means (i) any material breach by Executive of any material written agreement between Executive and the Company and Executive’s failure to cure such breach within thirty (30) days after receiving written notice thereof, that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (ii) any failure by Executive to comply with the Company’s material written policies or rules as they may be in effect from time to time that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (iii) Executive’s repeated failure to follow reasonable and lawful instructions from the Board of Directors of the Company or the Chief Executive Officer of the Company (if other than Executive) and Executive’s failure to cure such condition within thirty (30) days after receiving written notice thereof; (iv) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (v) Executive’s commission of or participation in an act of fraud against the Company; (vi) Executive’s intentional material damage to the Company’s business, property or reputation; or (vii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of their relationship with the Company, provided such disclosure is not protected under applicable law, including under the Defend Trade Secrets Act of 2016 as described in the Confidentiality Agreement. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Executive’s death or Disability. The determination as to whether Executive’s employment has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on Executive. The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment at any time.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(e)“Equity Award” means each outstanding award as of immediately prior to Executive’s termination of employment relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

(f)“Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax.
(g)“Good Reason” means the occurrence of any of the following conditions which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) the Company’s notification to Executive of a material adverse change in Executive’s authority, duties, or responsibilities (excluding a reporting-relationship change or reassignment, including title change, to a substantially similar role at an acquirer’s subsidiary/division); (ii) a ten percent (10%) or more reduction in Executive’s then-current base salary (excluding across-the-board cuts to similarly situated employees); or (iii) a required relocation increasing the Executive’s one-way commute by more than fifty (50) miles. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition.  Upon receipt of such notice, the Company shall have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide the severance payments and benefits described herein as a result of such proposed resignation.  If the Good Reason condition is not remedied within such thirty (30) day cure period, Executive may resign based on the Good Reason condition specified in the notice effective no later than sixty (60) days following the expiration of the thirty (30) day cure period.
(h)“Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the ordering of payment reductions.
(i)“Release Deadline” means the sixtieth (60th) day following Executive’s termination of employment.
(j)“Section 409A” means Section 409A of the Code, the regulations and other guidance thereunder and any state law of similar effect (collectively).
7.Successors.
(a)Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor to the Company’s business and/or assets.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.Notice.
(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Company’s Secretary (or, if Executive is the Company’s Secretary, any other executive officer of the Company).
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.
9.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any earnings that Executive may receive from any other source reduce any such payment.
(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (with the exception of its conflict of law provisions).
(e)Entire Agreement. This Agreement, together with the Confidentiality Agreement and Equity Award Documents, represent the entire agreement and understanding between the parties hereto and supersedes all prior or contemporaneous agreements with respect to the subject matter of this Agreement. Further, this Agreement supersedes in their entirety any and all prior offer letters or employment agreements entered into by and between Executive and the Company, which offer letters and employment agreements shall be null and void. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between Executive and the Company, the terms in this Agreement shall prevail.
(f)Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to give effect to the intent of the Company and Executive.
(g)Taxes, Withholding and Required Deductions. All payments and, if applicable, benefits made pursuant to this Agreement shall be subject to all applicable taxes, withholding of taxes, and any other required deductions.
(h)Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy shall have the same force and effect as execution of an original, and a facsimile or scanned signature shall be deemed an original and valid signature.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:	ANTHROPIC, PBC

(Signature)

By:

Title:

Date:

EXECUTIVE:	[EXECUTIVE NAME]

(Signature)

Date: